Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q1 2011 Results

Operating Income for Quarter is Highest in Three Years

LOVELAND, CO, May 5, 2011 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company") today reported financial results for its first quarter ended March 31, 2011.

Highlights since January 1, 2011 include:

•           10% growth in year-over-year quarterly revenue
•           Growth in year-over-year quarterly revenue in both of the Company's operating segments
•           34% increase in year-over-year quarterly gross profit
•           42.5% Gross Margin – the highest quarterly level in three years
•           Over $1.5MM in operating income – the second highest quarterly operating income in Heska history
•           An operating expense increase of less than 1%
•           Continued net cash balance sheet position
•           Joe Aperfine employed as Executive Vice President, Sales and Marketing
•           Announcement of a new platform technology agreement

"We had a strong quarter with revenue growth,  margin expansion and an improved level of profitability.  Once again, our results met or exceeded our stated guidance in all areas," said Robert Grieve, Heska's Chairman and CEO.  "In addition, Joe Aperfine formally began as our new Executive Vice President, Sales and Marketing earlier this week.  We conducted an extensive search for this position and were highly impressed with Joe's experience, skills and track record of success.  We are excited by the potential for Joe's leadership of our commercial efforts."

Investor Conference Call
Management will conduct a conference call on Thursday, May 5, 2011 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter 2011 financial results.  To participate, dial (877) 941-9205 (domestic) or (480) 629-9835 (international); the conference call access number is 4435526.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback until May 19, 2011.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The webcast replay may be accessed from Heska's home page at www.heska.com until May 19, 2011.

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to Heska's ability to maintain a given level of profitability, or profitability at all; risks related to relying on a key individual or group of individuals; uncertainties regarding Heska's ability to successfully market and sell its products in an economically sustainable manner; risks regarding Heska's reliance on third-party suppliers such as minimum purchase requirements, which could have a significant adverse impact on Heska's financial position; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products and whom may be large Heska customers, including Schering-Plough Animal Health Corporation which has exclusive rights to our heartworm preventive in the United States; competition; risks related to Heska's reliance on third parties to develop certain of Heska's future products; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2010.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended March 31,
	2010	2011
Revenue, net:
Core companion animal health	$15,792	$16,441
Other vaccines, pharmaceuticals and products	1,902	3,064
Total revenue, net	17,694	19,505

Cost of revenue	11,489	11,207

Gross profit	6,205	8,298

Operating expenses:
Selling and marketing	4,036	3,960
Research and development	457	331
General and administrative	2,200	2,467
Total operating expenses	6,693	6,758
Operating income (loss)	(488)	1,540
Interest and other expense, net	173	23
Income (loss) before income taxes	(661)	1,517
Income tax expense (benefit)	(330)	601
Net income (loss)	$(331)	$916

Basic net income (loss) per share	$(0.06)	$0.18
Diluted net income (loss) per share	$(0.06)	$0.17

Shares used for basic net income (loss) per share	5,216	5,232

Shares used for diluted net income (loss) per share	5,216	5,261

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2010	March 31, 2011
Cash and cash equivalents	$5,492	$5,567
Total current assets	27,279	30,109
Property and equipment, net	5,486	5,105
Total assets	63,048	64,148
Line of credit	3,079	3,379
Total current liabilities	12,660	12,751
Stockholders' equity	45,798	46,876

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